UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 31, 2005

CROSSTEX ENERGY, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE	000-50067	16-1616605

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2501 CEDAR SPRINGS, SUITE 600 DALLAS, TEXAS	75201

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 953-9500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
INDEX TO EXHIBITS
Third Amended and Restated Credit Agreement
Senior Secured Notes Amended and Restated Master Shelf Agreement

Item 1.01. Entry into a Material Definitive Agreement.

      The information provided in Item 2.03 below is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

      Bank Credit Facility. On March 31, 2005, Crosstex Energy, L.P. (the “Company”), along with Crosstex Energy Services, L.P., the Company’s operating partnership (the “Operating Partnership”), entered into a Third Amended and Restated Credit Agreement with Bank of America, N.A. (as a lender, administrative agent and collateral agent), Union Bank of California, N.A. (as a lender and as syndication agent), Royal Bank of Canada, U.S. Bank National Association and BNP Paribas (as lenders and co-documentation agents) and other lenders. A copy of the Third Amended and Restated Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The Third Amended and Restated Credit Agreement amended and restated the Operating Partnership’s $200 million senior secured credit facility with Union Bank of California, N.A. (as a lender and as administrative agent) and other lenders, to, among other things, have the Company ratify and assume all of the obligations of the Operating Partnership thereunder and increase the credit facility to $250 million. The credit agreement now provides for revolving credit borrowings up to a maximum principal amount of $250 million at any one time outstanding and the issuance of letters of credit in the aggregate face amount of up to $250 million at any one time outstanding, which letters of credit reduce the credit available for revolving credit borrowings. The credit agreement includes procedures for additional financial institutions selected by the Company to become lenders under the agreement, or for any existing lender to increase its commitment in an amount approved by the Company and the lender, subject to a maximum of $100 million for all such increases in commitments of new or existing lenders.

      The bank credit facility will be used for ongoing working capital needs, letters of credit, distributions to unitholders and general partnership purposes, including future acquisitions and expansions. On March 31, 2004, the Company had $80 million in revolving credit borrowings and $47.8 million in letters of credit outstanding under the credit agreement, leaving approximately $122.2 million available for future borrowings and letters of credit. Amounts borrowed and repaid under the bank credit facility may be re-borrowed. For a period of at least 15 consecutive days once each year, the Company is required to reduce to zero all revolving credit borrowings that were used to make distributions to unitholders.

      All outstanding amounts owed under the credit agreement become due and payable no later than the final maturity date of March 31, 2010, and are subject to acceleration upon the occurrence of events of default which the Company considers usual and customary for an agreement of this type, including failure to make payments under the credit agreement, non-performance of covenants and obligations continuing beyond any applicable grace period, default in the payment of other indebtedness in excess of the aggregate principal amount of $10 million or a default accelerating or permitting the acceleration of any such indebtedness, or the occurrence of a change in control (as defined in the credit agreement).

      The obligations under the bank credit facility are secured by first priority liens on all of the Company’s and its subsidiaries’ material pipeline, gas gathering and processing assets, all material working capital assets and a pledge of all of the Company’s equity interests in certain of its subsidiaries, and rank pari passu in right of payment with the senior secured notes. The credit agreement provides that in specified circumstances involving an increase in ratings assigned to the Company’s debt, the lenders under the bank credit facility will release all collateral securing the Company’s obligations under the credit agreement. The bank credit facility is guaranteed by certain of the Company’s subsidiaries, including the Operating Partnership. The Company may prepay all loans under the bank credit facility at any time without premium or penalty (other than customary LIBOR breakage costs), subject to certain notice requirements.

      Revolving credit borrowings under the bank credit facility bear interest at the Company’s option at the administrative agent’s reference rate plus 0% to 0.25% or LIBOR plus 1.00% to 1.75%. The applicable margin varies quarterly based on the Company’s leverage ratio. The fees charged for letters of credit range from 1.00% to 1.75% per annum, plus a fronting fee of 0.125% per annum. The Company will incur quarterly commitment fees based on the unused amount of the credit facilities.

      The credit agreement prohibits the Company from declaring distributions to unitholders if any event of default (as defined in the credit agreement) exists or would result from the declaration of distributions. In addition, the bank credit facility contains various covenants that, among other restrictions, limit the Company’s ability and the ability of its subsidiaries to:

•	incur indebtedness;

•	grant or assume liens;

•	make certain investments;

•	sell, transfer, assign or convey assets, or engage in certain mergers or acquisitions;

•	make distributions;

•	change the nature of its business;

•	enter into certain commodity contracts;

•	make certain amendments to the Company’s or the Operating Partnership’s partnership agreement; and

•	engage in transactions with affiliates.

      The bank credit facility also contains covenants requiring the Company to maintain:

•	a maximum ratio of total funded debt to consolidated EBITDA (each as defined in the credit agreement), measured quarterly on a rolling four-quarter basis, of 4.00 to 1, pro forma for any asset acquisitions (but during an acquisition adjustment period (as defined in the credit agreement), the maximum ratio is increased to 4.75 to 1); and

•	a minimum interest coverage ratio (as defined in the credit agreement), measured quarterly on a rolling four quarter basis, equal to 3.00 to 1.

      Senior Secured Notes. Also on March 31, 2005, the Company, along with the Operating Partnership, entered into a $125,000,000 Senior Secured Notes Amended and Restated Master Shelf Agreement with Prudential Investment Management, Inc. and other holders of the Operating Partnership’s senior secured notes. A copy of the Amended and Restated Master Shelf Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K. The Amended and Restated Master Shelf Agreement amended and restated the Operating Partnership’s previous master shelf agreement with Prudential Investment Management, Inc. and other institutional purchasers. In June 2003, the Operating Partnership issued $30.0 million aggregate principal amount of senior secured notes pursuant to the previous master shelf agreement, with an interest rate of 6.95% and a maturity of seven years. In July 2003, the Operating Partnership issued $10.0 million aggregate principal amount of senior secured notes pursuant to the previous master shelf agreement, with an interest rate of 6.88% and a maturity of seven years. In June 2004, the Operating Partnership issued $75.0 million aggregate principal amount of senior secured notes pursuant to the previous master shelf agreement, with an interest rate of 6.96% and a maturity of ten years. The Company and certain other subsidiaries guaranteed the obligations of the Operating Partnership under the senior secured notes issued pursuant to the previous master shelf agreement. Under the terms of the Amended and Restated Master Shelf Agreement, the Company ratified and assumed all of the obligations of the Operating Partnership under the previous master shelf agreement and the senior secured notes issued pursuant thereto.

      The notes represent the Company’s senior secured obligations and will rank at least pari passu in right of payment with the bank credit facility. The notes are secured, on an equal and ratable basis with the Company’s obligations under the bank credit facility, by first priority liens on all of the Company’s and its subsidiaries’ material pipeline, gas gathering and processing assets, all material working capital assets and a pledge of all of the Company’s equity interests in certain of its subsidiaries. The senior secured notes are guaranteed by certain of the Company’s subsidiaries, including the Operating Partnership. The master shelf agreement provides that in specified circumstances involving an increase in ratings assigned to the Company’s debt, the holders of the senior secured notes will release all collateral securing the notes.

      The $40.0 million of senior secured notes originally issued in June 2003 and the $10.0 million of senior secured notes originally issued in July 2003 are redeemable, at the Company’s option and subject to certain notice requirements, at a purchase price equal to 100.0% of the principal amount together with accrued interest, plus a make-whole amount determined in accordance with the master shelf agreement. The $75.0 million of senior secured notes originally issued in June 2004 provide for a call premium of 103.5% of par beginning June 2007 through 2013 at rates declining from 103.5% to 100.0%. The notes are not callable prior to June 2007.

      The master shelf agreement relating to the senior secured notes contains substantially the same covenants and events of default as the bank credit facility.

      Intercreditor and Collateral Agency Agreement. In connection with the execution of the Amended and Restated Master Shelf Agreement and the Third Amended and Restated Credit

Agreement, the lenders under the bank credit facility and the holders of the senior secured notes entered into an Amended and Restated Intercreditor and Collateral Agency Agreement, which was acknowledged and agreed to by the Company and certain of its subsidiaries. This agreement appointed Bank of America, N.A. to act as collateral agent and authorized Bank of America, N.A. to execute various security documents on behalf of the lenders under the bank credit facility and the holders of the senior secured notes. This agreement specifies various rights and obligations of lenders under the bank credit facility, holders of senior secured notes and the other parties thereto in respect of the collateral securing the Company’s and its subsidiaries’ obligations under the bank credit facility and the master shelf agreement.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

EXHIBIT
NUMBER		DESCRIPTION

10.1	—	Third Amended and Restated Credit Agreement, dated as of March 31, 2005 among Crosstex Energy, L.P., Crosstex Energy Services, L.P., Bank of America, N.A. and certain other parties.
10.2	—	Amended and Restated $125,000,000 Senior Secured Notes Master Shelf Agreement, dated as of March 31, 2005 among Crosstex Energy, L.P., Crosstex Energy Services, L.P., Prudential Investment Management, Inc. and certain other parties.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSTEX ENERGY, L.P. By: Crosstex Energy GP, L.P., its General Partner By: Crosstex Energy GP, LLC, its General Partner
Date: April 6, 2005	By:	/s/ William W. Davis
William W. Davis
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT
NUMBER		DESCRIPTION

10.1	—	Third Amended and Restated Credit Agreement, dated as of March 31, 2005 among Crosstex Energy, L.P., Crosstex Energy Services, L.P., Bank of America, N.A. and certain other parties.
10.2	—	Amended and Restated $125,000,000 Senior Secured Notes Master Shelf Agreement, dated as of March 31, 2005 among Crosstex Energy, L.P., Crosstex Energy Services, L.P., Prudential Investment Management, Inc. and certain other parties.